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                                                                  EXHIBIT (b)(5)

                                                          FORM OF EXECUTION COPY

                                  May 10, 1999

The IT Group, Inc.
IT Corporation
OHM Corporation
OHM Remediation Services Corp.
Beneco Enterprises, Inc.
2790 Mosside Boulevard
Monroeville, Pennsylvania 15146-2792

          Attention:  Philip O. Strawbridge
                      Chief Administrative Officer

Ladies and Gentlemen:

     In this consent dated as of May 10, 1999 (this "Consent") we refer to the Credit Agreement dated as of February 25, 1998, as amended and restated as of June 11, 1998, and as further amended pursuant to the First Amendment to Credit Agreement dated as of September 16, 1998, the Second Amendment to Credit Agreement dated as of October 26, 1998 and the Third Amendment to Credit Agreement dated as of March 5, 1999 (as so amended, the "Credit Agreement"), by and among The IT Group, Inc. (formerly International Technology Corporation), a Delaware corporation (the "Company"), IT Corporation, a California corporation ("ITC"), OHM Corporation, an Ohio corporation ("OHM"), OHM Remediation Services Corp., an Ohio corporation ("OHM Remediation"), and Beneco Enterprises, Inc., a Utah corporation ("Beneco"; together with the Company, ITC, OHM and OHM Remediation, the "Borrowers"), the institutions from time to time party thereto as lenders (the "Lenders"), the institutions from time to time party thereto as issuing banks (the "Issuing Banks"), Citicorp USA, Inc., in its capacity as administrative agent and collateral agent for the Lenders and Issuing Banks (the "Administrative Agent"), BankBoston, N.A., in its capacity as documentation agent for the Lenders and Issuing Banks (the "Documentation Agent"; together with the Administrative Agent, the "Agents"), and Royal Bank of Canada and Credit Lyonnais New York Branch, as co-agents. Capitalized terms used herein and not defined herein are used herein as defined in the Credit Agreement.

     You have informed the Administrative Agent that the Company intends to acquire all of the issued and outstanding shares of the common stock of a target company previously identified to the Administrative Agent (the "Target") in a two step transaction for a purchase price of approximately $73,000,000 (the "Proposed Acquisition"). The terms of the Proposed Acquisition would be set forth in a definitive merger agreement (the "Merger Agreement") and would provide for a cash tender offer (the "Tender Offer") for all outstanding common stock of the Target at a purchase price of $6.75 per share, subject to the condition that the Company acquire at least 80% of the voting power of the Target upon the closing of the Tender Offer.
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Following the consummation of the Tender Offer the Target would be merged with a wholly-owned Subsidiary of the Company (the "Proposed Merger") and the remaining shareholders of the Target (other than the Company) would receive solely Company Common Stock in consideration for the Shares that were not purchased in the Tender Offer; provided, however, in the event the Company acquires more than 90%
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of the voting power of the Target upon the closing of the Tender Offer, the remaining shareholders of the Target would receive cash only upon the consummation of the Proposed Merger as required by Requirements of Law applicable to short-form mergers.

     With respect to the Proposed Acquisition and the transactions contemplated thereby you have requested the Requisite Lenders (i) to waive compliance with clause (i)(e) of the definition of Permitted Acquisition in respect of the Proposed Acquisition and (ii) with respect to clause (i)(g) of the definition of Permitted Acquisition, to waive compliance with such clause (A) for a period of no more than 10 Business Days after the consummation of the Tender Offer, solely with respect to the requirement to deliver a stock certificate and stock power in respect of the Shares purchased by the Company in the Tender Offer to the Administrative Agent and (B) for a period beginning on the date of the consummation of the Tender Offer and ending no more than three Business Days after the consummation of the Proposed Merger, solely with respect to the requirement to make the Target a party to a Subsidiary Guaranty and a Subsidiary Guarantor Security Agreement and to perfect the Agent's Lien on the Collateral covered by such Subsidiary Guarantor Security Agreement, it being understood and agreed that on such third Business Day such requirement shall have been met as long as the surviving corporation of the Proposed Merger has complied therewith. Except as expressly waived in this paragraph, the Borrowers shall, in connection with the Proposed Acquisition, comply with all requirements for a Permitted Acquisition on or prior to the consummation of each of the Tender Offer and the Proposed Merger.

     In accordance with Section 13.07 of the Credit Agreement, by its execution of this Consent, each of the undersigned Lenders and the Agents hereby consent and agree to the requests made by you in the preceding paragraph; provided,
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however, this Consent shall not become effective unless and until the
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Administrative Agent shall have received all of the following, all of which shall be in form and substance satisfactory to the Administrative Agent, in sufficient originally executed copies for each of the Lenders:

          (A) this Consent executed by the Borrowers and Lenders constituting the Requisite Lenders;

          (B) an execution copy of the Merger Agreement for the Proposed Acquisition; and

          (C) such additional documentation as the Agents or the Requisite Lenders may reasonably require.

     Notwithstanding anything herein to the contrary, (i) this Consent shall cease to be effective (and the Revolving Loans shall not be permitted to be used for the purpose of funding the purchase of Shares in the Tender Offer) if any of the following conditions shall not have been

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satisfied on or prior to the date of the consummation of the purchase of Shares in the Tender Offer:

          (A) the Revolving Credit Availability on the date of such purchase (after giving effect to the purchase of Shares accepted for payment in the Tender Offer and the payment of transaction costs related thereto paid on or prior to such date), shall not be less than $25,000,000;

          (B) (I) the cash consideration paid to the shareholders of the Target (after giving effect to the purchase of the Shares in the Tender Offer) shall not exceed an amount equal to $73,000,000 and (II) the transaction costs incurred in connection with the Proposed Acquisition shall not exceed $2,000,000;

          (C) the number of Shares accepted for payment in the Tender Offer by the Company shall be equal to no less than the greater of (I) 80% of the issued and outstanding Shares on the date of the consummation of the Tender Offer and (II) the minimum number of shares, determined on a fully diluted basis, necessary to approve the consummation of the Proposed Acquisition in accordance with the provisions of any applicable corporate statute, anti-takeover statute or provision in the Target's certificate of incorporation, by-laws, etc.;

          (D) the Board of Directors of the Target shall have published its recommendation that the shareholders of the Target tender their Shares pursuant to the Tender Offer, and such recommendation shall not have been withdrawn or adversely modified;

          (E) all documentation and other requirements set forth in the definition of "Permitted Acquisition" (to the extent not waived in this Consent) shall have been satisfied with respect to the purchase of the Shares in the Tender Offer;

          (F) no Event of Default or Default shall have occurred and be continuing on the date of the purchase of the Shares in the Tender Offer or would result from the consummation of such purchase;

          (G) to the extent required under Regulation U, the Agent and the Company shall have executed and delivered a Form U-1 in respect of the Shares purchased in the Tender Offer; and

          (H) the Tender Offer shall have been consummated on or prior to July 1, 1999; and

(ii) this Consent shall cease to be effective if any of the following conditions shall not have been satisfied on or prior to the date of the consummation of Proposed Merger (it being understood and agreed that the failure to meet any of the following conditions on or prior to such date shall constitute an Event of Default):

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          (A)  all documentation and other requirements set forth in the definition of "Permitted Acquisition" (to the extent not waived in this Consent) shall have been satisfied with respect to the Proposed Merger; and

          (B) no Event of Default or Default shall have occurred and be continuing on the date of the consummation of the Proposed Merger or would result from the consummation of the Proposed Merger.

     The execution and delivery of this Consent shall in no way affect any right, power or remedy of the Agent or any Lender with respect to any Event of Default nor constitute a waiver of any provision of the Credit Agreement or any of the other Loan Documents, except as expressly set forth above. Except as expressly set forth above, the Credit Agreement, the other Loan Documents and all other documents, instruments, amendments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

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     This Consent may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same document.

                              Very truly yours,

                              CITICORP USA, INC.


                              By________________________________
                                Name:
                                Title:

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ACKNOWLEDGED AND AGREED TO BY:

THE IT GROUP, INC.
(f/k/a INTERNATIONAL TECHNOLOGY
CORPORATION)


By_____________________________
 Name:
 Title:

IT CORPORATION

By_____________________________
 Name:
 Title:

OHM CORPORATION

By_____________________________
 Name:
 Title:

OHM REMEDIATION SERVICES CORP.

By_____________________________
 Name:
 Title:

BENECO ENTERPRISES, INC.

By_____________________________
 Name:
 Title:

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